                                                                EXHIBIT 10.12(b)


                               SEVERANCE AGREEMENT

         This is a legal agreement ("Agreement"), effective as of January 5, 2001, executed by and between John T. Rickard, having an address at 52 Oak View Circle, DWII, Durango, Colorado 81301 ("Dr. Rickard"), and OptiMark, Inc., a Delaware corporation having its principal place of business at 10 Exchange Place, 24th Floor, Jersey City, New Jersey 07302 ("OptiMark"). Dr. Rickard and OptiMark may be referred to herein as the "Parties" and each a "Party."

WHEREAS, Dr. Rickard is a Director and Chief Scientific Officer of OptiMark;

WHEREAS, Dr. Rickard has been employed by OptiMark since 1994 and has been primarily responsible for the creation and development of OptiMark's matching algorithms;

WHEREAS, Dr. Rickard will leave the employ of OptiMark as of January 5, 2001;
and

WHEREAS, OptiMark and Dr. Rickard desire that this Agreement govern the severance of Dr. Rickard from OptiMark.

NOW, THEREFORE, for and in consideration of the agreements set forth below and in that certain "Consulting Agreement" to be executed by the Parties and ORINCON Corporation, Dr. Rickard and OptiMark agree as follows:

1. VESTING, EXERCISING, AND REPRICING OF OPTIONS. Upon execution by Dr. Rickard and OptiMark of the "Amendment No. 1 to Stock Option Agreements" attached hereto as Exhibit A:

         (a) Dr. Rickard shall be considered fully vested in any options on OptiMark Holdings, Inc. stock ("Options") which would have vested on or before January 5, 2002 but for the termination of his employment;

         (b) Dr. Rickard shall have until one year from the date that Dr. Rickard no longer serves as a member of the Board of Directors of OptiMark's parent, OptiMark Holdings, Inc., (the "Board") to exercise any vested Options; and

         (c) Dr. Rickard's Options shall be re-priced at fifty cents (US$ 0.50) per share.

2. CONDITIONS. OptiMark's compliance with, and the validity of, Section 1 of this Agreement is expressly conditioned upon the execution of that certain (a) "Consulting Agreement" by and between Dr. Rickard, ORINCON, Corporation, and OptiMark prior to January 26, 2001 and (b) "Amendment No. 1 to Stock Option Agreements" attached hereto as Exhibit A concurrently herewith.

3. BOARD OF DIRECTORS. The Parties agree that Dr. Rickard shall remain a member of the Board through the conclusion of his current elected term. For as long as Dr. Rickard is a member of the Board, he shall have the responsibilities and obligations of, and shall receive the benefits of, such members; provided, however, that Dr. Rickard shall not be obligated to attend the January 2001 meeting of the Board.

4. NON-COMPETE. As used below in this paragraph, (a) "OptiMark Technology" means products and/or services (i) marketed, sold, developed, or offered by OptiMark prior to January 6, 2001, (ii) that OptiMark has conceived or has under development prior to January 6, 2001, or (iii) that are known to Dr. Rickard prior to January 6, 2001 to be the subject of active planning at OptiMark; (b) "Competitive Technology" means products and/or services that are competitive with the OptiMark Technology; and (c) "Prohibited Entity" means any company, joint venture, consortium, legal or other entity that directly or indirectly develops, markets, sells, or offers Competitive Technology if the same derives more than 25% of its gross revenue from such Competitive Technology. Dr. Rickard agrees that, at least until the later of (X) the date that Dr. Rickard no longer serves as a member of the Board or
         (y) January 6, 2003, he shall not engage, directly or indirectly, in any activity that relates to Competitive Technology and shall not become employed by or render services on behalf of a Prohibited Entity that relate to Competitive Technology; provided, however, that Dr. Rickard may become employed by or render services on behalf of ORINCON Industries or AM Group, Inc. ("Permitted Entities"), but may not render services on behalf of a Permitted Entity to a Prohibited Entity that relate to Competitive Technology. Nothing herein precludes Dr. Rickard from advertising his skills and services to the general public.

5. CONTINUING PROPRIETARY RIGHTS/CONFIDENTIALITY AGREEMENT. Dr. Rickard agrees that he will continue to abide by the proprietary rights and confidentiality obligations set forth in Paragraphs 1(a) through (f) of the Employment Trade Secret and Noncompetition Agreement entered into as of August 27, 1996 by and between OptiMark and Dr. Rickard.

6. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto in respect to the subject matter hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments, and practices between them respecting the subject matter hereof, including all prior employment agreements between OptiMark and Dr. Rickard, which agreement(s) hereby are rescinded and terminated as of January 5, 2001 and shall be of no further force or effect; provided, however, that the one or more stock option agreements to which Dr. Rickard and OptiMark are parties relating to either the Incentive Stock Option Plan or the 1999 Stock Plan, respectively, shall remain in full force and effect.

7. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law provisions thereof.

8. MISCELLANEOUS. In the event that OptiMark ceases to do business in the ordinary course, the provisions of Paragraph 4 shall no longer be in force or effect.









/s/ John T. Rickard                                  Dated: February 28, 2001
-------------------
John T. Rickard




OPTIMARK, INC.

/s/ James G. Rickards                                Dated: February 13, 2001
---------------------
Name:    James G. Rickards
Title:   Chief Administrative Officer
Date:    February 13, 2001

                                    EXHIBIT A


                               AMENDMENT NO. 1 TO
                             STOCK OPTION AGREEMENTS


This Amendment No. 1 (the "Amendment") to each stock option agreement between John T. Rickard, a Director of OptiMark Holdings, Inc., (the "Director") and OptiMark Holdings, Inc., a corporation organized under the laws of Delaware, ("OptiMark"), effective as of the 5th day of January, 2001, (the Director and OptiMark hereinafter referred to as the "Parties" and each a "Party").

WHEREAS, the Director is party to one or more stock option agreements ("Agreements") with OptiMark pursuant to either the Incentive Stock Option Plan or the 1999 Stock Plan respectively, (collectively, hereinafter, the "Plans"), and

WHEREAS, the Plans are intended to provide incentives to continue as Directors of OptiMark based on the potential for appreciation of the stock price of OptiMark to a level in excess of the exercise price of the options granted under the Plans, and

WHEREAS, the Board of Directors of OptiMark has determined that the current fair market value of a share of common stock of OptiMark is $0.50 per share, which is significantly below the price at which all options to all employees have been granted, and further, such fair market value causes the Plans to lose much of their intended motivating effect on prospective and current employees, and

WHEREAS, the Board of Directors of OptiMark has determined make available to all Directors not terminated or otherwise determined by management to be eligible to receive termination benefits on or prior to the date hereof an opportunity to have all employee stock options repriced to an exercise price equal to the current fair market value of OptiMark stock;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. All Agreements between the Director and OptiMark under any Plan, are hereby amended effective on the date hereof to provide that the Exercise Price per Share is $0.50 and the Total Exercise Price is hereby amended to equal the number of shares granted under each such Agreement multiplied by $0.50 respectively.

2. The Director shall be considered fully vested in any options on OptiMark stock which would have vested on or before January 5, 2002 and the Director shall have until one year from the date that Dr. Rickard no longer serves as a member of the Board of Directors of OptiMark's parent, OptiMark Holdings, Inc. to exercise any vested Options. All other terms and conditions of any Agreements between the Director and OptiMark, including, without limitation, and for the avoidance of doubt, the Date of Grant, Vesting Commencement Date, and Total Number of Shares Granted and Vesting Schedule (except as modified herein) shall remain unchanged by this Amendment and shall remain in full force and effect in accordance with their terms.

3. The Director acknowledges and agrees that (a) she or he understands that one effect of this Amendment may be to cause some or all of the options previously granted under the Agreements to be treated as Nonstatutory Stock Options instead of Incentive Stock Options (as those terms are defined in the Agreements for purposes of the Internal Revenue Code of 1986, as amended), (b) OptiMark has not provided tax advice to the Director with regard to the possible change described in
         Section 3(a), (c) the Director has had the opportunity to obtain tax advice at her or his personal expense prior to signing this Amendment, and (d) the Director hereby releases OptiMark from liability for any loss, cost or expense to the Director resulting solely from the treatment of any Incentive Stock Option as a Nonstatutory Stock Option as a result of this Amendment.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law provisions thereof.

Please indicate your agreement with the foregoing by signing in the place indicated below. This Amendment will not be effective until signed by both Parties.



DIRECTOR

/s/ John T. Rickard
-------------------
Name:    John T. Rickard
Date:    February 28, 2001



OPTIMARK HOLDINGS, INC.

/s/ James G. Rickards
---------------------
Name:    James G. Rickards
Title: Chief Administrative Officer
Date:    February 13, 2001